Exhibit 10.4

TERMINAL AGREEMENT

(CORPUS CHRISTI CRUDE TERMINAL)

This AGREEMENT, effective as of the 1st day of January, 2004, by and between VALERO LOGISTICS OPERATIONS, L.P., a Delaware limited partnership having an office at One Valero Place, San Antonio, Texas 78212 (hereinafter “Terminal”), and Valero Marketing and Supply Company, a Delaware corporation having an office at One Valero Place, San Antonio, Texas 78212 (hereinafter “Customer”), covers the furnishing of storage and services for the storage and handling of Customer’s crude oil as specified in Section 1 hereof, hereinafter to be referred to as “Product”, by Terminal for Customer at Terminal’s North Beach facility near Corpus Christi, Texas, hereinafter referred to as the “Facilities” under the terms and conditions set forth hereinafter:

WITNESSETH

For and in consideration of the mutual covenants and agreements contained herein, it is hereby agreed as follows:

SECTION 1

FACILITIES AND PRODUCTS

1.1 Terminal shall provide the following tank(s) for the storage and handling of Customer’s Product as specified herein:

TANK NOS.	SHELL BARRELS	PRODUCTS TO BE STORED IN TANK	METHOD OF
			RECEIPT	REDELIVERY
400-M1	400,000	Crude oil	V	P
400-M2	400,000	Crude oil	V	P
400-M3	400,000	Crude oil	V	P
400-M4	400,000	Crude oil	V	P

	1,600,000	Total Barrels

    V = Vessel         P = Pipeline

SECTION 2

SERVICES

2.1	When instructed by Customer, Terminal agrees to receive, store, blend, circulate and redeliver Customer’s Product, by means of the tanks identified in Section 1.

SECTION 3

HOURS OF OPERATION

3.1	The Terminal shall remain open twenty-four (24) hours per day, seven (7) days per week, including holidays, for the receipt and delivery of Product via marine vessel and pipeline.

SECTION 4

4.1	Intentionally Left Blank

SECTION 5

CONSIDERATION

5.1	Customer agrees to pay Terminal the following charges for which Terminal agrees to provide storage and services as specified herein:

1. Monthly Facility Charge: During the term hereof, Customer agrees to pay Terminal a facility charge of $0.30 per barrel, per month, times the number of shell barrels leased hereunder (the “Facility Charge”). Charges for a partial month will be prorated.

2. Dockage and Wharfage Fee: During the term hereof, Customer agrees to pay Terminal a dockage and wharfage fee of $0.07 per barrel for each barrel of Customer’s Product delivered into the Facilities from a vessel (the “Dockage and Wharfage Fee”).

5.2	Customer shall pay Terminal the Facility Charge and the Dockage and Wharfage Fee monthly by wire or other electronic funds transfer within ten (10) days of receipt of Terminal’s invoice for each month. In the event that Customer does not pay such invoices within the agreed upon time, Terminal shall have the right to charge Customer late payment fees on any past due, undisputed amounts computed from the payment due date at an interest rate equal to the prevailing prime rate of interest as reported in the “Money Rates” section of the Wall Street Journal. Payments shall be made to the address and/or account designated by Terminal.

SECTION 6

TERM

6.1

The initial term of this Agreement shall be 12 months commencing on January 1, 2004. This Agreement will automatically renew for one additional 12 month period unless either party provides written notice of termination to the other at least 90 days prior to the expiration of the initial term. Additionally, by providing written notice at least 90 days prior to the expiration of the initial term, Customer may elect to reduce the amount of tankage leased from Terminal to 1,200,000 shell barrels of the tankage specified in Section 1.1 for the next 12 month period. If Customer makes such election, then the Facility Charge shall be correspondingly reduced.

6.2	The Facility Charge and Dockage and Wharfage Fee are subject to adjustment at the end of each contract year during the term of this Agreement based on 75% of the annual percentage increase in the CPI, where “CPI” means the Consumer Price Index – All Urban Consumers – All Items Index applicable to Houston, Texas. The CPI most recently published by the Dept. of Labor – Bureau of Labor Statistics for the calendar year in which the adjustment to the applicable fee is then being calculated shall be used. If the Dept. of Labor ceases publishing the CPI, then the parties shall negotiate in good faith to select a substitute index that shall be used in place of the CPI. If the parties are unable to agree upon an appropriate substitute index, each party shall submit its recommendation for a substitute index to the Chaired Professor in Oil and Gas Law at the law school at Southern Methodist University in Dallas, Texas for his final and binding selection of a substitute index or indices. The parties shall each pay ½ of his fees as invoiced.

SECTION 7

MAINTENANCE OF FACILITIES

7.1	Terminal will maintain the tankage and facilities in good repair and condition during the term of this Agreement. Customer, during the term of this Agreement, has the right to inspect the tankage and facilities and make reasonable requests for repair (or suitable alternative tankage as necessary) if disrepair creates an unreasonable risk of harm to Customer’s Products. Unless disputed in good faith by Terminal, Terminal shall promptly undertake any such repairs at Terminal’s expense. Notwithstanding the foregoing, Customer shall have no obligation to inspect, repair or maintain the Facilities.

SECTION 8

DETERMINATION OF QUALITY AND QUANTITY

8.1	Quality and quantity of the Product when received and when redelivered out of the Terminal hereunder shall be determined by an independent inspector specified by Customer. The charges for such independent inspection shall be paid by Customer. In the event Customer does not provide an independent inspector to determine quality and/or quantity, Terminal’s determination of quantity shall be accepted as final and binding by Customer. Terminal shall be responsible for inspection charges (if any) incurred in connection with transfers within the Terminal (i.e. tank-to tank transfers) made for Terminal’s convenience.

8.2	The quantity of Product received via marine vessel shall be determined from shore tank gauge readings taken before and after loading Product into shore tank. The shore tank shall be allowed to settle for at least two (2) hours after any loading of any substance into or out of, or circulation of, such shore tank, before any opening or closing shore tank gauge readings are taken. The quantity of Product delivered via pipeline shall be determined from the pipeline company’s meter ticket. Shore gauges will be taken as back up.

SECTION 9

TITLE AND CUSTODY

9.1	Subject to the provisions of this Agreement, Terminal shall be deemed to have custody of the Product from the time it passes the flange connection between the Customer’s inbound mode specified in Section 1 hereof and Terminal’s receiving line and until it passes the flange connection between Terminal’s delivery line and Customer’s outbound mode specified in Section 1 hereof. Title to Products shall at all times remain with Customer.

SECTION 10

TAXES

10.1	Customer shall pay any and all taxes, charges and/or assessments levied by any governmental authority on the Product covered hereunder, except for any such taxes, charges, or assessment incurred by the income or gross receipts of Terminal, franchise taxes and real estate taxes, which shall be paid by Terminal.

SECTION 11

INSURANCE

11.1	The charges specified herein do not include any insurance on the Product, it being expressly understood and agreed that should insurance, if any, be desired by Customer, such insurance shall be carried by Customer at its’ own expense.

SECTION 12

LOADING AND UNLOADING OF VESSELS; SCHEDULING

12.1	(a) Customer shall endeavor to advise Terminal not less than five (5) days prior to the commencement of each calendar month of a provisional delivery program for that calendar month. During the calendar month, Customer shall provide daily updates to this schedule.

(b) Terminal shall use reasonable care to coordinate the availability of necessary docks and terminal personnel with the arrival, loading and/or unloading of each vessel scheduled by Customer.

SECTION 13

USE, CLEANING, REMOVAL AND DISPOSAL

13.1	Customer agrees to use the storage tanks and Facilities only for the storage of Products specified in Section 1, and Customer shall be responsible for any damage to the extent caused by the storage in the tank of any Product which is not expressly authorized under the terms hereof.

13.2	Any cleaning of tanks and lines at the Facilities required due to a change in service requested by Customer during the term will be at Customer’s expense. Customer shall also be responsible for removing and disposing of water from Product in the tanks specified in Section 1.1 at no cost to Terminal.

13.3	Upon termination or expiration of this Agreement, Terminal shall be responsible for the cost of cleaning all residual Product from the tanks specified in Section 1.1, provided that Customer shall be responsible for the cost of disposing of such residual Product and title to such residual Product shall remain with Customer.

SECTION 14

RESPONSIBILITY FOR LOSS OR DAMAGE

14.1	(a) Terminal shall not be liable for contamination or any loss or damage to the Product while stored in the Terminal’s tankage or while the Product is in process of being received into or redelivered out of the tankage or otherwise in Terminal’s custody, unless such condition, loss or damages are caused by Terminal’s failure to use reasonable care in handling receiving, storing and/or redelivering such Product or otherwise performing Terminal’s obligations under this Agreement.

(b) Terminal shall only be liable for such losses of Customer’s Product, to the extent such losses exceed one quarter of one percent of the monthly volume of Product, which monthly volume for this purpose shall consist of the sum of the opening inventory of Customer’s Product contained in Terminal’s storage tank(s) at the beginning of each month period during the term plus the amount of Customer’s Product received into Terminal’s Facilities during such month period less the amount of any shipments of Customer’s Product out of Terminal’s Facilities.

In the event Terminal should be liable hereunder for evaporation, shrinkage, contamination or for any loss or damage to the Product, Terminal and Customer agree that Terminal’s liability for said Product shall be equal to the market value of the Product as of the date of the determination of loss as herein above provided, together with reasonable replacement costs incurred by Customer.

14.2	Except as set forth herein, both parties hereby agree that neither party shall, under any circumstances, be liable to the other party for incidental or consequential damage including, but not limited to damage alleged to result from delay incurred by the other party or by any third party as a result of the other party’s action or inaction hereunder.

SECTION 15

INDEMNITY

15.1	Subject to the provisions of this Agreement, Terminal shall be responsible for and shall indemnify, defend and save harmless Customer from and against any and all claims, demands and causes of action brought by any and all persons, including without limitation, Terminal’s officers, agents, employees, representatives, or subcontractors or by any third parties, including any governmental agencies or instrumentalities and against any and all judgments in respect thereto on account of personal injury or death or of property damage or destruction or loss, in any case to the extent arising out of the Terminal’s negligence or willful misconduct or failure to comply with, or its violation of, any law, statute, regulation or order of the Untied States, State of Texas, and of any other governmental or quasi-governmental authority having jurisdiction, including those that relate to the prevention, abatement and elimination of pollution, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, Clean Air Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes.

15.2	Subject to the provisions of this Agreement, Customer shall be responsible for and shall indemnify, defend and save harmless Terminal from and against any and all claims, demands and causes of action brought by any and all persons, including without limitation, Customer’s officers, agents, employees, representatives, or subcontractors or by any third parties, including any governmental agencies or instrumentalities and against any and all judgments in respect thereto on account of personal injury or death or of property damage or destruction or loss, in any case to the extent arising out of the Customer’s negligence or willful misconduct or failure to comply with, or its violation of, any law, statute, regulation or order of the Untied States, State of Texas, and of any other governmental or quasi-governmental authority having jurisdiction, including those that relate to the prevention, abatement and elimination of pollution, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, Clean Air Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes.

15.3	Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of Terminal and Customer, the extent of each party’s obligations shall be determined by applicable law.

15.4	The indemnity obligations set forth in this Section 15 include the reasonable attorneys’ fees of the indemnified party.

SECTION 16

COMPLIANCE WITH LAWS AND REGULATIONS

16.1	It is the intent of the parties hereto that the Facilities and services to be provided by Terminal will not conflict with or violate any law, regulation or ruling of any federal, state, county, municipal or other governmental body.

16.2	In the event any governmental body or any change in applicable law shall require the installation of facilities or fixtures, or require changes to Terminal’s normal operating procedures or facilities or fixtures related to the storage and handling of Customer’s Product or the general class of products which includes Customer’s Product, Terminal shall notify Customer of the necessity and cost of such installation of facilities or fixtures, or changes in operating procedures and to the required increase in compensation resulting therefrom to reflect Terminal’s additional costs of compliance. To the extent appropriate, Terminal shall charge all its Customers on a prorated basis for any such costs. In the event Terminal decides, in its sole discretion, that the cost of compliance is excessive or Customer decides, in its sole discretion, that the increase in compensation hereunder is excessive, either party may thereafter cancel this Agreement upon 90 days written notice to the other. Absent such notice, Terminal shall endeavor, in good faith, to install such facilities or fixtures or make such necessary changes to Terminal’s operating procedures.

SECTION 17

FORCE MAJEURE

17.1

Neither party shall have any liability for discoloration, contamination, damage to or destruction of the Product or property to the extent such discoloration, contamination, damage or destruction of Product or property are caused or brought about by any act or occurrence beyond the reasonable control of the party claiming force majeure (each, a “Force Majeure Event”), including, without limitation, any act of God or public enemy or by labor troubles, strikes, lockouts, non-availability of labor, riots, fires, storms, lightning, floods, hurricanes, washouts, tornadoes, explosions, breakdown or failure of or accident to storage tanks, docks, pipelines, machinery or equipment, failure of equipment to perform as represented or warranted by the manufacturer (provided such failure to perform does not arise from failure to maintain such equipment), governmental embargoes or interventions, failure or delay of manufacturers or persons from whom Terminal is obtaining machinery, equipment, materials or supplies to deliver the same or from any law, proclamation, regulation or order of any government, governmental agency or court having or claiming to have jurisdiction over any part of Terminal’s Facility or right-of-ways, and cancellation or withdrawal of permits by governmental agencies (provided any such governmental action is not the result of a party’s failure to comply with applicable laws, rules or regulations). In the event of destruction of, governmental regulatory interference with, or any damage to Terminal’s facilities that renders tankage unsuitable for Customer’s Products, Terminal shall not be required to furnish additional or alternate facilities to Customer.

17.2	In the event that any tankage becomes unsuitable for Customer’s Products due to no fault of Customer, or Customer is unable to utilize such tankage due to a Force Majeure Event, as provided in Section 17.1 hereof, the facility charge for such tankage will be suspended for the duration of such unsuitability or inability.

SECTION 18

DEMURRAGE

18.1	Terminal shall be liable to Customer for actual demurrage costs to the extent arising out of (a) Terminal’s failure to use reasonable care in the performance of its obligations under this Agreement, or (b) Terminal’s inability to receive or redeliver Customer’s Product pursuant to any of the methods set forth in Section 1.1.

18.2	If a Customer vessel arrives at the dock as scheduled and Terminal does not have sufficient personnel to dock the ship, or discharge the Product, or if Terminal delays the discharge, loading or departure of the vessel through Terminal’s neglect, Terminal shall be liable to Customer for actual vessel demurrage costs.

18.3	To the extent demurrage claims arise out of or relate to the delay or nonperformance of Terminal’s obligations under this Agreement due to a Force Majeure Event, Terminal shall be liable for Customer’s actual demurrage claim.

SECTION 19

DEFAULT

19.1	Should Customer default at any time in the prompt payment of any monies due hereunder after notice of such failure to pay from Terminal, or in the prompt performance and observance of any of the terms or conditions of this Agreement, other than those relating to the payment of money, and any such default, not relating to the payment of money, continues for thirty (30) or more days after written notice thereof by Terminal to Customer, or should Customer go into bankruptcy, voluntary or involuntary, or be placed in the hands of a receiver, State or Federal, then and in any such event, at the option of Terminal, the Terminal shall have the right to terminate this Agreement and receive any remedies available to it.

19.2	Should Terminal default at any time in the prompt performance and observance of any of the terms or conditions of this Agreement, and any such default continues for thirty (30) or more days after written notice thereof by Customer to Terminal, or should Terminal go into bankruptcy, voluntary or involuntary, or be placed in the hands of a receiver, State or Federal, then and in any such event, at the option of Customer, the Customer shall have the right to terminate this Agreement and receive any remedies available to it.

SECTION 20

ASSIGNMENT-SUBLETTING-RELATIONSHIP CREATED-BINDING EFFECT

20.1	This Agreement shall not be assigned, in whole or part, by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

20.2	Customer shall not sublet the Facilities set forth in Section 1.1 hereof without the prior written consent of Terminal, which shall not be unreasonably withheld. In the event Customer sublets facilities and Terminal so requests, Customer shall insure that the sublessee grants to Terminal a security interest in sublessee’s product to secure payment of storage charges by executing and delivering to Terminal a security agreement in a form reasonably satisfactory to Terminal.

20.3	This Agreement shall be binding upon and shall operate for and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 21

MODIFICATION

21.1	This Agreement shall not be modified or changed except by the written instrument executed by a duly authorized officer of each of the parties hereto.

SECTION 22

REPORTS

22.1	Terminal agrees to provide a daily report summarizing the inventory changes in the past 24 hours. At the end of each month during the term hereof, Terminal shall provide to Customer a report summarizing all Product received into storage and redelivered out of storage during that month, the beginning storage inventory, the ending storage inventory and any gain or loss of actual physical inventory over computed inventory. In addition, Terminal shall prepare invoices for the amounts due Terminal for services performed hereunder.

SECTION 23

NOTICES

23.1	Any notice, request, consent and other communication required hereunder shall be in writing and transmitted by personal delivery, telex, telefax or registered mail at the address herein specified. Any notice hereunder shall be deemed to be received when personally delivered, twenty-four (24) hours after dispatch in the case of telex and telefax and three (3) business days after transmittal in the case of registered mail.

The address for Customer shall be:

One Valero Way

San Antonio, TX 78249

Attention: Vice President, Crude Supply

The address for Terminal shall be:

One Valero Way

San Antonio, TX 78249

Attention: Vice President, Operations

From time to time, either party may designate another address for the purpose of this Agreement by mailing to the other party notice of such change of address, which shall be effective fifteen (15) days after the giving of such notice.

SECTION 24

GOVERNING LAW

24.1	The rights and remedies of the parties hereunder shall be governed by the laws of Texas.

SECTION 25

SOLE AGREEMENT

25.1	This Agreement constitutes the sole and entire agreement between the parties pertaining to the subject matter hereof and, effective as of the commencement of the term hereof, supersedes and cancels any and all other oral or written agreements or understandings between or assumed by the parties with respect to the foregoing matters or any part thereof.

SECTION 26

COUNTERPARTS

26.1	This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed by all parties and delivered shall be deemed to be an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS THEREOF, the parties have executed this Agreement as of the date set forth above.

VALERO LOGISTICS OPERATIONS, L.P.,
a Delaware limited partnership

By: Valero G.P. Inc., its General Partner

By:	/s/ CURTIS V. ANASTASIO

Name:	Curtis V. Anastasio
Title:	President and Chief Executive Officer

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ ROBERT S. BEADLE

Name:	Robert S. Beadle
Title:	Senior Vice President